                                                                 EXHIBIT (E)(21)

December 13, 1999


Ms. Patti Hart
Chief Executive Officer
Telocity, Inc.
10355 North De Anza Boulevard
San Jose, CA  94014

                   Purchase of NBC TV Advertising Inventory
                   ----------------------------------------
Dear Ms. Hart:

     This letter sets forth the agreement between the National Broadcasting Company, Inc. ("NBC"), and Telocity, Inc. ("Advertiser") with respect to NBC's
                ---                         ----------
agreement to provide Advertiser with the right to use certain advertising inventory on NBC Television Network and its owned and operated television stations (collectively, "NBC TV") to promote Advertiser only, subject to the
                         ------
following terms and conditions:

1.   Spots.  (a)  NBC shall provide Advertiser with the use of fifteen (15) and
     -----
thirty (30) second advertising spots (the "Spots") to be telecast on NBC TV on
                                           -----
the Dates, Days and Times mutually agreed by NBC and Advertiser; provided,
                                                                 --------
however, that in the event that no such agreement is reached with regard to the
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number or value of Spots to be broadcast in any calendar quarter or year, NBC may propose and implement a reasonable schedule for the broadcast of Spots in accordance with the terms of Section 2(a) below and based upon Advertiser's reasonable request for such schedule. An initial schedule for the first quarter of 2000 shall be determined as soon as practicable following the date hereof. All such Spots run by Advertiser shall be subject to NBC TV's standard terms and conditions for such advertising which are described in the "Participating Sponsorship Agreement" attached hereto as Exhibit A (the "Standard Terms") and
                                                          --------------
which are made a part of this Letter Agreement in their entirety; provided,
                                                                  --------
however, that in the case of a conflict between the terms of this Letter
-------
Agreement and the terms of the Standard Terms, the terms of this Letter Agreement shall govern. For purposes of the Standard Terms, Advertiser shall be both the "Advertiser" and the "Agency" as such terms are used therein.

     (b) The Spots shall promote Advertiser and its high-speed Internet services only and may not advertise, promote or mention any other product, service, television program, web site or third party whatsoever (other than NBC Internet, Inc. and its products, services and websites) without the prior written consent of NBC. In addition, with respect to the placement or telecast of Advertiser's Spots in any particular Program, NBC may reject such placement or telecast if
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                                       2

such placement or telecast would compete with or violate the rights of any other advertiser, sponsor or supplier of such Program or program category, as determined by NBC in its sole discretion and in good faith; it being understood that NBC's aggregate commitments set forth in Section 2 below shall not be affected by any such rejection.

     (c) On or before two weeks prior to the Advertiser's first scheduled Spot, Advertiser shall deliver to NBC commercial material for the first of
Advertiser's Spots.   Advertiser acknowledges that if it fails to deliver such
commercial material by such date, or such commercial material is rejected in accordance with this Section 1, then NBC TV shall be deemed to have telecast Advertiser's Spots for purposes hereof even if Advertiser's Spot is not actually shown when the Program is telecast. If, after such date, Advertiser delivers any new commercial material to NBC in compliance with this Section 1 and Advertiser instructs NBC to use such new commercial material in lieu of the commercial material previously delivered to NBC, then NBC will use reasonable commercial efforts to telecast such new commercial material in the Spots as soon as practicable after receipt of such commercial material but not later than 72 hours after receipt.

2.   Value of Spots.  NBC shall telecast Spots with a total spot value of
     --------------
$15,000,000 (the "Total Spot Value") during the thirty-six (36) months
                  ----------------
commencing on January 1, 2000 (the "Effective Date").  The value of each Spot
                                    --------------
for purpose of this Agreement shall be calculated at 85% of the scatter market rate in effect at the time such Spot is ordered. The parties agree that no agency fees or other expenses may be deducted by Advertiser in any way in connection with determining the number of Shares (as defined below) to be paid to NBC pursuant to Section 3 hereof at any time.

3.   Payment for the Spots.  (a)  Advertiser shall deliver to NBC 2,862,595
     ---------------------
shares of Series C Preferred Stock of Advertiser pursuant to the terms and conditions of that certain Series C Preferred Stock Purchase Agreement dated as of the date hereof between Advertiser and certain investors (the "Purchase
                                                                  --------
Agreement").
---------

     (b) NBC shall provide Advertiser with a written report within 10 business days after the end of each calendar month after the Effective Date during which Advertiser's Spots have been telecast and setting forth the aggregate value of Advertiser's Spots telecast by NBC in the preceding month.

4.   Representations and Warranties.  NBC and Advertiser each represent and
     ------------------------------
warrant that this Letter Agreement has been duly authorized, executed and delivered by such party and that this Letter Agreement constitutes the legal, valid and binding obligations of such party, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity.

5.   Termination. (a)  Notwithstanding any other remedy available to NBC, in the
     -----------
event that:

          (i) NBC notifies Advertiser in writing (with specificity) that Advertiser has
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                                       3

     materially breached this Letter Agreement and Advertiser has not cured such alleged breach within thirty (30) days of its receipt of such notice; or

          (ii) upon the occurrence of a Change of Control (as hereinafter defined); or

          (iii) Advertiser admits in writing its inability to pay its debts generally; makes a general assignment for the benefit of creditors; has any proceeding instituted by or against it seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of Advertiser or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or similar official for it or any substantial part of its property; provided, in the case where such proceeding is involuntarily instituted against Advertiser, such proceeding remains undismissed after thirty (30) days, then, in any such case, NBC shall have the right, but not the obligation, to terminate this Letter Agreement, without prejudice to the rights of the parties hereunder and, in the event of a termination after NBC's receipt of the Shares pursuant to Section 3(a) hereof, NBC shall pay Advertiser a cash amount equal to the difference, if positive, between the Total Spot Value and the value of the Spots already telecast (or deemed telecast), as determined and calculated
pursuant to Sections 1 and 2 above.   Notwithstanding the foregoing, the terms
contained in Sections 5, 6, 7 and 8 shall survive the termination hereof. Any such termination right in connection with a Change of Control shall be exercisable no later than the later to occur of (x) ten (10) business days prior to the consummation of such Change of Control and (y) ten (10) business days after receipt by NBC of notice (which notice shall identify the third party having or acquiring Control over Advertiser, be in writing, explicitly state that it is being delivered in accordance with this Section 5 and provide NBC with such additional information as has been provided to the other stockholders of Advertiser) from Advertiser of such Change of Control (which termination shall become effective, at NBC's discretion, upon the consummation of such Change of Control or following receipt of such notice from Advertiser). For purposes of this Section 5, the following terms shall have the following meanings:

          "Change of Control" shall mean (A) any consolidation, reorganization
           -----------------
     or merger of Advertiser with any third party, other than a transaction resulting in the holders of the capital stock of Advertiser (prior to such consolidation, reorganization or merger) having Control over the surviving or resulting entity, (B) any third party (other than NBC) having Control over Advertiser or (C) any sale, transfer or other disposition by Advertiser of all or substantially all of its assets to any third party (other than NBC); and

          "Control" means the possession, directly or indirectly, of the power
           -------
     to direct or cause the direction of the management and policies of Advertiser, whether through ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.
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                                       4

     (b) Notwithstanding any other remedy available to Advertiser, in the event that:

(i) Advertiser notifies NBC in writing (with specificity) that NBC has materially breached this Letter Agreement and NBC has not cured such alleged breach within thirty (30) days of its receipt of such notice; or

(ii) NBC admits in writing its inability to pay its debts generally; makes a general assignment for the benefit of creditors; has any proceeding instituted by or against it seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of NBC or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or similar official for it or any substantial part of its property; provided, in the case where such proceeding is involuntarily instituted against NBC, such proceeding remains undismissed after thirty (30) days, then, in any such case, Advertiser shall have the right, but not the obligation, to terminate this Letter Agreement, without prejudice to the rights of the parties hereunder and, in the event of a termination after NBC's receipt of the Shares pursuant to Section 3(a) hereof, require NBC to pay Advertiser a cash amount equal to the difference, if positive, between the Total Spot Value and the value of the Spots already telecast (or deemed telecast), as determined and calculated pursuant to Sections 1 and 2 above. Notwithstanding the foregoing, the terms contained in Sections 5, 6, 7 and 8 shall survive the termination hereof.

6.   Miscellaneous. This Letter Agreement, the Purchase Agreement and the
     -------------
exhibits and schedules hereto and thereto constitute the entire agreement and understanding of the parties relating to the subject matter hereof and supersede all prior and contemporaneous agreements, negotiations, and understandings between the parties, both oral and written relating thereto. No waiver or modification of any provision of this Letter Agreement shall be effective unless in writing and signed by both parties. The terms of this Letter Agreement shall apply to parties hereto and any of their successors or assigns; provided,
                                                                --------
however, that this Letter Agreement may not be transferred or assigned by
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Advertiser, including, without limitation, the right to receive Spots to be telecast by NBC TV, without the prior written consent of NBC. This Letter Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

7.   Governing Law and Jurisdiction.  This Letter Agreement shall be governed by
     ------------------------------
and construed under the laws of the State of New York applicable to contracts fully performed in New York, without regard to New York conflicts law. The parties hereto irrevocably consent to and submit to the exclusive jurisdiction of the federal and state courts located in the County of
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                                       5

New York. The parties hereto irrevocably waive any and all rights to trial by jury in any proceeding arising out of or relating to this Agreement.

8.   Liability for Failure to Broadcast Spots.  In the event that NBC does not
     ----------------------------------------
telecast Spots equal to the Total Spot Value during the thirty-six (36) months after the Effective Date, then as liquidated damages and not a penalty, NBC shall pay Advertiser in cash an amount equal to the difference, if positive, between the Total Spot Value and the value of the Spots actually telecast, as calculated pursuant to Section 2 above. Except for damages arising out of the gross negligence of willful misconduct of either party hereto, no party shall be liable to the other party or its affiliates, officers, directors, successors or assigns for any incidental, consequential, special or punitive damages or lost profits arising out of this Letter Agreement, whether liability is asserted in contract or tort and irrespective of whether it has advised or been advised of the possibility of any such loss or damage.

     If you are in agreement with the above terms and conditions, please indicate your acceptance by signing in the space provided below, and return one original to me. This Letter Agreement shall be null and void if not signed within two (2) days of the date set forth above.

                                    Very truly yours,

                                    NATIONAL BROADCASTING COMPANY, INC.


                                    By:________________________________
                                       Name:
                                       Title:


ACCEPTED AND AGREED:

TELOCITY, INC.


By: /s/ James R. Morrissey
   ------------------------
   Name: EVP
   Title: CMO James R. Morrissey



           [SIGNATURE PAGE TO TELOCITY ADVERTISING LETTER AGREEMENT]

December 20, 2000

Ms. Patti Manuel-Hart
President and Chief Executive Officer
Telocity Delaware, Inc.
10355 North De Anza Boulevard
San Jose, California 94014

Re:  Amendment to Purchase of NBC TV Advertising, Inventory and Waiver of Right
     --------------------------------------------------------------------------
     of First Negotiation
     --------------------

Dear Ms. Hart:

     Reference is made to the letter agreement, dated December 13, 1999 between National Broadcasting Company, Inc. ("NBC") and Telocity, Inc., a California corporation and the Second Amended and Restated Investors' Rights Agreement, dated as of December 13, 1999 by and among Telocity, Inc., a California corporation and certain of its stockholders, including NBC (the "Rights Agreement"). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Letter Agreement.

A.   Amendment to Letter Agreement

     NBC and Telocity Delaware, Inc. a Delaware corporation (successor to Telocity, Inc., a California corporation) agree and acknowledge that, pursuant to the Letter Agreement, Spots with an aggregate spot value of $3,170,530 have been telecast by NBC through November 30, 2000. In addition, Telocity Delaware, Inc. (hereinafter "Telocity") has scheduled Spots worth $246,500 and guaranteed the schedule of additional Spots worth $1,500,000 in spot value to be telecast in December 2000. As of January 1, 2001, NBC will have an obligation under the Letter Agreement to telecast Spots with a total spot value of $10,082,970.

     This letter (the "Amendment/Waiver") sets forth the following terms by which the Letter Agreement is hereby amended by NBC and Telocity:

1. The first sentence of section (a) of paragraph 1 of the Letter Agreement shall be amended in its entirety by substituting in its stead the following:

     "NBC shall provide Telocity (or DIRECTV provided that the Acquisition as described below is consummated) with the use of fifteen (15) and thirty
     (30) second advertising spots (the "Spots") to be telecast on NBC TV on the Dates, Days and Times mutually agreed by NBC and Advertiser; provided, however, the Spots to be broadcast between the fourth quarter of the year 2000 and June 14, 2002 shall be broadcast in accordance with the terms of
     Section 2 below.

2. The first sentence of paragraph 2 of the Letter Agreement shall be amended in its entirety by substituting in its stead the following:

     "NBC shall telecast Spots with a total spot value of $15,000,000 (the `Total Spot Value') in the amounts and according to the Schedule set forth on Exhibit A to the Amendment dated December 14, 2000."

3. The first sentence of paragraph 8 of the Letter Agreement shall be amended in its entirety by substituting in its stead the following:

     "In the event that NBC does not telecast Spots equal to the Total Spot Value during the period commencing on January 1, 2000 and ending on June 14, 2002, then as liquidated damages and not as a penalty, NBC shall pay Advertiser in cash an amount equal to the difference, if positive, between the Total Spot Value and the value of the Spots actually telecast, as calculated pursuant to Section 2 above."

4. The Letter Agreement shall be amended such that "NBC TV" shall be defined as the NBC Television Network and CNBC.

5. Except for the amendments to the Letter Agreement set forth above, all other terms of the Letter Agreement remain unchanged and are in full force and effect on the date hereof.

6. In the Letter Agreement, each reference to the Letter Agreement shall be deemed to be a reference to the Letter Agreement as modified by this Amendment/Waiver.

7. This Amendment/Waiver may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

B.   Agreement of DIRECTV re: Advertising Expenditures:

     DIRECTV agrees that the expenditures set forth on Exhibit A will be incremental to, and not in lieu of, advertising expenditures DIRECTV would otherwise make with NBC TV during the period from the close of the acquisition through the fourth quarter of 2002 (the "Ad Purchase Period"), as set forth in this paragraph. In the event DIRECTV makes such incremental advertising expenditures with NBC TV during the Ad Purchase Period equal to or greater $3,000,000 in each of calendar years 2001 and 2002 (calculated on an annual basis), then DIRECTV shall be deemed to have satisfied this commitment; provided that if the $3,600,000 in advertising under the NBCi/Telocity Advertising Agreement, as amended by the Amendment Agreement dated December 21, 2000, is accelerated by six months pursuant to
     Section 6.2 of such Amendment Agreement, then the $3,000,000 amount for calendar year 2002 shall be reduced to $1,500,000 for the first two quarters of 2002 and there shall be no remaining advertising expenditure commitment thereafter.

C.   Waiver of Right of First Negotiation.

     In connection with and conditional upon the execution of an Agreement and Plan of Merger (the "Acquisition") between Hughes Electronics Corporation, DIRECTV Broadband Inc., and Telocity (the "Company") NBC hereby waives its Right
                                           -------
of First Negotiation as set forth
in Section 6.2.2 of the Rights Agreement with respect to the Acquisition; provided that such Acquisition be completed by June 1, 2001 and provided that the acquisition is made at a per share purchase price of no less than $2.00. Neither (i) the Right of First Negotiation of NBC, with respect to any subsequent proposed acquisition of the Company nor (ii) any other rights of NBC pursuant to the Rights Agreement shall be affected by the waiver set forth herein.

     If you are in agreement with the above terms and conditions of this Amendment/Waiver, please indicate your acceptance by signing in the space provided below, and return one original to me.

Very truly yours,


NATIONAL BROADCASTING COMPANY, INC.


By: /s/ Elisabeth Sami
   _____________________________
Name:  Elisabeth Sami
Title:  Vice President


Accepted and Agreed:

TELOCITY DELAWARE, INC. (successor to
Telocity, Inc.)


By: /s/ Matt Stepovich
   ______________________________
Name:  Matt Stepovich
Title:  SVP Legal Affairs


DIRECTTV, INC.


By: /s/ Larry D. Hunter
   _______________________________
Name:  Larry D. Hunter
Title:  Vice President